UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2008

KKR Financial Holdings LLC

(Exact name of registrant as specified in its charter)

Delaware	001-33437	11-3801844
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

555 California Street, 50th Floor San Francisco, California		94104
(Address of principal executive offices)		(Zip Code)

415-315-3620

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On November 10, 2008, KKR Financial Holdings LLC (the “Company”) and certain of its subsidiaries (collectively, the “Borrowers”) entered into a Credit Agreement (the “Credit Agreement”) with Bank of America, N.A. and Citicorp North America, Inc., as lenders. The Credit Agreement provides for a two-year $300.0 million senior secured asset-based revolving credit facility (the “Facility”). The Facility is subject, among other things, to the terms of a borrowing base derived from the value of eligible specified financial assets. The borrowing base is subject to certain reserves and caps customary for financings of this type. Prior to the one-year anniversary of the closing of the credit agreement (the “Adjustment Date”), the Borrowers (i) may borrow, prepay and reborrow amounts in excess of the borrowing base availability and (ii) must prepay loans with net cash proceeds from certain types of asset sales to the extent aggregate amounts outstanding under the Facility exceed the borrowing base then in effect. On and after the Adjustment Date, if at any time the aggregate amounts outstanding under the Facility exceed the borrowing base then in effect, a prepayment of an amount sufficient to eliminate such excess is required to be made.

The Borrowers have the right to prepay loans under the Facility in whole or in part at any time. All amounts borrowed under the Credit Agreement must be repaid on or before November 10, 2010. Initial borrowings under the Credit Agreement are subject to, among other things, the substantially concurrent repayment by the Borrowers of all amounts due and owing under the existing credit facility and such facility’s effective termination. Loans under the Credit Agreement bear interest, at the Borrower’s option, at a rate equal to the London interbank offered rate (“LIBOR”) plus 3.00% per annum or an alternate base rate. Ongoing extensions of credit under the Credit Agreement are subject to customary conditions, including, after the Adjustment Date, sufficient availability under the borrowing base. The Credit Agreement also contains covenants that require the Borrowers to satisfy a net worth financial test and maintain a certain leverage ratio. In addition, the Credit Agreement contains customary negative covenants applicable to the Borrowers and their subsidiaries, including negative covenants that restrict the ability of such entities to, among other things, (i) incur additional indebtedness or engage in certain other types of financing transactions, (ii) allow certain liens to attach to such entities’ assets, and (iii) pay dividends or make certain other restricted payments. The Credit Agreement also includes other covenants, representations, warranties, indemnities and events of default, that are customary for facilities of this type, including events of default relating to a change of control.

On November 10, 2008, the Borrowers entered into an agreement for a two-year $100.0 million standby unsecured revolving credit agreement (the “Standby Agreement”) with the Company’s external manager, KKR Financial Advisors LLC, and Kohlberg Kravis Roberts & Co. (Fixed Income) LLC, the parent of the Company’s external manager. The borrowing facility matures in December 2010 and bears interest at a rate equal to LIBOR for an interest period of 1, 2 or 3 months (at the Company’s option) plus 15.00% per annum. Under the terms of the agreement, the Company can elect to capitalize a portion of accrued interest on any loan under the agreement by adding up to 80% of the interest due and payable at a particular time in respect of such loan to the outstanding principal amount of the loan. The Borrowers have the right to prepay loans under the Standby Agreement in whole or in part at any time. The Standby Agreement includes covenants, representations, warranties, indemnities and events of default that are customary for facilities of this type.

The foregoing descriptions of the Credit Agreement and Standby Agreement are qualified in their entirety by the Credit Agreement and Standby Agreement, copies of which are filed as Exhibit 99.1 and Exhibit 99.2, respectively, to this Form 8-K.

Item 9.01               Financial Statements and Exhibits.

Exhibit 99.1

$300 million Credit Agreement dated November 10, 2008 among the Company, KKR TRS Holdings, Ltd., KKR Financial Holdings II, LLC, KKR Financial Holdings III, LLC, KKR Financial Holdings, Inc. and KKR Financial Holdings, Ltd., as Borrowers, Bank of America, N.A. as Administrative Agent and a Lender and Citicorp North America, Inc., as a Lender.

Exhibit 99.2

$100 million Revolving Credit Agreement dated November 10, 2008 among the Company, KKR TRS Holdings, Ltd., KKR Financial Holdings II, LLC, KKR Financial Holdings III, LLC, KKR Financial Holdings, Inc. and KKR Financial Holdings, Ltd., as Borrowers, and Kohlberg Kravis Roberts & Co. (Fixed Income) LLC and KKR Financial Advisors LLC, as Lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

KKR Financial Holdings LLC
(Registrant)
Date: November 10, 2008

/s/ JEFFREY B. VAN HORN
Jeffrey B. Van Horn
Chief Financial Officer
	By:	(Principal Financial and Accounting Officer)